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EXHIBIT 4.7

SIXTH AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 (the "Plan"), is made this 28th day of March, 2002 by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), to be effective when executed.

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of certain of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997, and further amended the Plan on February 10, 2000, April 27, 2000, October 2, 2001, March 18, 2002 and March 21, 2002; and

        WHEREAS, the Company wishes to amend the Plan further at this time to permit employees who are subject to the Collective Bargaining Agreement between the Aberdeen, Mississippi Plant of Georgia Gulf Chemicals & Vinyls, LLC and the United Steelworkers of America, AFL-CIO-CLC Local 15198 to participate in the Plan effective on the first day of the first full payroll period that begins on or after April 1, 2002.

        NOW, THEREFORE, the Plan is hereby amended as follows:

1.

        Subsection (e) of Section 2.2 of the Plan is hereby restated in its entirety to read as follows:

          "(e) Non-Salaried Employees.

            (i)    General.    Subject to paragraph (ii) of this subsection (e), Employees who are not compensated on a regular salaried basis shall not be Eligible Employees and shall not be eligible to participate in this Plan notwithstanding any provision of this Plan (other than paragraph (ii) of this subsection (e)) to the contrary.

            (ii)    Aberdeen Hourly Employees.    Notwithstanding paragraph (i) of this subsection (e), effective on the first day of the first full payroll period that begins on or after April 1, 2002, Employees who are subject to the Collective Bargaining Agreement between the Aberdeen, Mississippi Plant of Georgia Gulf Chemicals & Vinyls, LLC and the United Steelworkers of America, AFL-CIO-CLC Local 15198 shall be Eligible Employees and shall be eligible to participate in this Plan."

2.

        Section 2.5 of the Plan is hereby amended by adding the following subsection (c) to the end thereof:

          "(c)    Aberdeen Hourly Employees.    An Employee described in Section 2.2(e)(ii) who becomes an Eligible Employee effective on the first day of the first full payroll period that begins on or after April 1, 2002 shall become a Participant hereunder as of the later of (i) the date on which the Employee becomes an Eligible Employee, or (ii) the date the Employee would have become a Participant hereunder under Sections 2.2, 2.3 or 2.4 above, as applicable."

3.

        Subsection (a) of Section 3.5 of the Plan is hereby amended by adding the following sentence to the end thereof:

    "Notwithstanding the foregoing, with respect to a Savings Participant described in Section 2.5(c) of the Plan who was a participant in the Aberdeen Hourly Savings & Investment Plan immediately before he or she became a Participant in this Plan, his or her initial election under this Section 3.5(a) shall be the same as his or her elective contribution election under the Aberdeen Hourly Savings and Investment Plan immediately before he or she became a Participant in this Plan."

4.

        Part (1) of subparagraph (C) of paragraph (ii) of subsection (c) of Section 6.2 of the Plan is hereby amended by adding the following sentence to the end thereof:

    "Notwithstanding the foregoing, with respect to a Participant described in Section 2.5(c) of the Plan who was a participant in the Aberdeen Hourly Savings & Investment Plan immediately before he or she became a Participant in this Plan, his or her initial election under this Section 6.2(c)(ii)(C)(1) shall be the same as his or her investment election under the Aberdeen Hourly Savings and Investment Plan immediately before he or she became a Participant in this Plan."

5.

        All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

        IN WITNESS WHEREOF, this Sixth Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first written above.

COMPANY:
GEORGIA GULF CORPORATION
		By:	/s/ RICHARD B. MARCHESE
		Title:	Vice President Finance, CFO and Treasurer
ATTEST:
By:	/s/ BRADLEY REYNOLDS
Title:	Assistant Secretary

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SIXTH AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN (As Amended and Restated Effective as of January 1, 1997)